SECURITIES AND EXCHANGE COMMISSION
                                 Washington, DC 20549

                                         FORM N-8A

                             NOTIFICATION OF REGISTRATION
                        FILED PURSUANT TO SECTION 8(a) OF THE
                            INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Aperture Credit Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

         600 Townsend Street, San Francisco, California 95407

Telephone Number (including area code):  707-533-6159

Name and address of agent for service of process:

         Robert G. Zack, Esq.
         Executive Vice President & General Counsel
         Qubit Capital LLC
         600 Townsend Street
         San Francisco, California 94103

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes [X] No [ ]

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     Pursuant to the  requirements  of the  Investment  Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 25th day of September, 2006.

                                                 Aperture Credit Fund

                                                 By: /s/ Joshua E. Wilson
                                                 Joshua E. Wilson, President